Exhibit 99.2

- NEWS RELEASE -
Date:	February 23, 2011
Contact:	Michael G. Carlton
President and CEO
Bruce W. Elder
Vice President
(919) 466-1005

Crescent Financial Corporation Releases Fourth Quarter/2010 Results

CARY, N.C. – (February 23, 2011) Crescent Financial Corporation (NasdaqGM: CRFN), parent company of Crescent State Bank headquartered in Cary, N.C., announced an unaudited net loss for the three months ended December 31, 2010, before adjusting for the effective dividend on preferred stock, of ($4,523,000) compared with a net loss of ($32,047,000) for the three month period ended December 31, 2009. After adjusting for dividends and accretion on preferred stock of $425,000 and $604,000, respectively for each period, the net loss attributable to common shareholders for the current period of ($4,948,000) or ($0.52) per diluted share compared to a net loss attributable to common shareholders of ($32,651,000) or ($3.41) per diluted share for the prior year period. Results for the fourth quarter of 2010 include the impact of recording a $2,104,000 deferred tax asset valuation allowance which reduced the income tax benefit for both the quarter and the year. Results for the fourth quarter of 2009 included the non-cash write-off of $30,233,000 of goodwill associated with two prior bank acquisitions. The losses recorded during the fourth quarter of both 2010 and 2009 were also impacted by elevated loan loss provisions.

Net Interest Income
Net interest income for the three-month period ended December 31, 2010 decreased by more than $1.0 million to $6.6 million compared with $7.7 million for the three-month period ended December 31, 2009. The yield on average earning assets decreased by 51 basis points from 5.75 percent to 5.24 percent. The decline is attributable to lower yields on loans due in part to interest reversals and foregone interest income on nonaccrual loans. The cost of interest bearing deposits declined from 2.84 percent in the prior year period to 2.21 percent for the quarter ended December 31, 2010. Total interest-bearing cost of funds declined to 2.46 percent from 2.87 percent. The tax equivalent net interest margin was 3.03 percent for current quarter compared to 3.21 percent for the quarter ended December 31, 2009. The decrease in net interest margin was the combined result of a lower net interest spread and a decline in the percentage of average earning assets to average interest bearing liabilities.

Net interest income for the fourth quarter of 2010 declined by $163,000 when compared to the third quarter of 2010 as a result of lower earning assets, the reversal of interest income on nonaccrual loans and higher prepayments on our securities portfolio accelerating the amortization of premiums. The yield on earning assets decreased by 21 basis points from 5.45 percent to 5.24 percent, the cost of interest-bearing liabilities declined by 17 basis points from 2.63 percent to 2.46 percent and the net interest margin declined by 5 basis points from 3.08 percent.

Provision for Loan Losses and Asset Quality
The provision for loan losses was $5.2 million for the quarter ended December 31, 2010, a decrease of $1.5 million from the $6.7 million recorded for the fourth quarter of 2009. The level of the provision is based on several factors including the need for additional loan loss reserves resulting from qualitative factors driven by economic conditions, the level of historical charge-offs and specific reserves determined through the analysis of impaired loans. Annualized net charge-offs were 1.45 percent for the current quarter, 2.96 percent for the third quarter of 2010 and 1.53 percent for the fourth quarter of 2009. The allowance for loan losses as a percentage of gross loans held for investment was 3.06 percent at December 31, 2010, 2.60 percent at September 30, 2010 and 2.31 percent at December 31, 2009.

Nonperforming loans as a percentage of gross loans held for investment was 4.52 percent at December 31, 2010 compared to 4.42 percent at September 30, 2010 and 2.44 percent at December 31, 2009. Total nonperforming assets, which include nonaccrual loans, loans past due 90 days or more and still accruing, other real estate owned and repossessed loan collateral, as a percentage of total assets at December 31, 2010 was 4.74 percent compared with 4.71 percent at September 30, 2010 and 2.40 percent at December 31, 2009. The loan loss reserve coverage ratio, which is the reserve as a percentage of nonperforming loans, was 68 percent at December 31, 2010, 59 percent at September 30, 2010 and 95 percent at December 31, 2009. The linked quarter increase in coverage ratio is due to a net increase, after charge-offs on collateral dependent loans, in the level of specific reserves calculated for impaired loans.

The amount of non-performing loans declined by $93,000 from $30.7 million at September 30, 2010 to $30.6 million at December 31, 2010. The decline in non-performing loans was from our Triangle and Sandhills regions and was partially offset by a higher level in the Wilmington region. Foreclosed and repossessed assets increased by $319,000 from $15.2 million at September 30, 2010 to $15.5 million at December 31, 2010, reflecting foreclosure additions net of sales for the fourth quarter. During the course of 2010, the Company acquired $18.8 million of property through foreclosure or repossession, collected $8.7 million of proceeds on asset dispositions, realized approximately $63,000 in net gains on those dispositions and recorded approximately $943,000 in valuation write-downs.

Noninterest Income
Noninterest income decreased by $195,000 or (12 percent) to $1.5 million for the quarter ended December 31, 2010 compared to $1.7 million for the three-month period ended December 31, 2009. During the prior year period, the Company realized $760,000 in net gains on the disposal of available for sale securities offset by a $197,000 impairment loss on nonmarketable equity securities. Gain on disposal of available for sale securities for the current quarter was $25,000. Other sources of noninterest income increased by $342,000 over the two comparative periods. Earlier in 2010, the Company established a correspondent bank platform for its mortgage division and we began originating loans in our name and selling them in the secondary market. Mortgage loan related revenue now includes both brokered origination fees as well as gains on the sale of loans. Mortgage loan related revenue increased by $409,000 to $597,000 for the fourth quarter of 2010 compared to $188,000 for the prior year period. Customer service fees and service charges on deposit accounts increased by $9,000 to $464,000 for the current year quarter. Additional non-recurring, noninterest income items for the fourth quarter of 2009 include a $75,000 gain on the sale of a commercial loan and a $3,000 loss on the disposal of fixed assets.

On a linked quarter basis, non-interest income increased by $148,000. Revenue from mortgage loan related activities increased by $120,000, the Company realized $25,000 in gains on the disposition of available for sale securities and the net increase in other noninterest income from various sources was $3,000.

Noninterest Expenses
Noninterest expenses for the fourth quarter of 2010 were $7.0 million compared to $36.1 million for the fourth quarter of 2009. During the fourth quarter of 2009, the Company wrote-off $30.2 million in previously recorded goodwill. Without regard to the goodwill write-off, noninterest expenses increased by $1.1 million or 18 percent for the fourth quarter of 2010 as compared to the fourth quarter of 2009. Personnel expenses increased by $545,000 compared to the fourth quarter of 2009 from $2.8 million to $3.4 million due primarily to the creation of a correspondent mortgage platform, increased commissions from a higher volume of mortgage loan originations, the hiring of additional support staff in the loan area and the establishment of a cash management function. The Company experienced a $216,000 increase in loan and collection expenses compared to the three-month period ended December 31, 2009. Total loan and collection expenses for the current quarter totaled $425,000 compared to $209,000 for the prior year period. The loan and collection expenses were primarily related to foreclosed and repossessed loan collateral which included $438,000 in acquisition and ongoing servicing costs and were partially offset by $68,000 in net gains on disposal of assets and $31,000 in rental income on foreclosed property. Data processing expenses were up $105,000 due to increased account volumes and internet banking activity over last year. Occupancy expenses were $103,000 higher in the current period compared with the prior year period primarily due to the expansion of our Operations Center in early 2010.  FDIC deposit insurance premiums were $87,000 less than the same period a year ago. Several categories of non-interest expense declined compared with the prior year comparative quarter including legal, telephone, office supplies, advertising and postage.

On a linked quarter basis, non-interest expenses increased by $356,000. Personnel, occupancy, data processing and FDIC insurance premium expense increased by a total of $276,000 and other noninterest expenses increased by $80,000 primarily in the area of consulting expense.

For the Year-Ended December 31, 2010
For the twelve months ended December 31, 2010, the Company reported a net loss, before adjusting for the effective dividend on preferred stock, of ($9,874,000) compared to a net loss of ($30,226,000) for the twelve months ended December 31, 2009. After adjusting for $1,689,000 and $1,617,000 in dividends and accretion on preferred stock for the two respective periods, the net loss attributable to common shareholders for the year ended December 31, 2010 was ($11,563,000) or ($1.21) per share compared to ($31,843,000) or ($3.33) per share for the prior year. The results for 2009 included the write-off of $30.2 million of previously recorded goodwill. Net interest income decreased by 4 percent or $1.1 million to $28.5 million from $29.6 million. The tax equivalent net interest margin for 2010 expanded by 9 basis points from 3.09 percent to 3.18 percent. The provision for loan losses increased by $8.8 million or 77 percent to $20.3 million for the year ended December 31, 2010 compared to $11.5 million for the prior year. The larger provision reflects current economic conditions, credit quality trends and an increase in net charge-offs.

Non-interest income increased by $585,000 or 14 percent to $4.9 million in 2010 compared to $4.3 million in 2009. Included in the noninterest income figures are non-recurring items for 2010 of $17,000 ($25,000 in gains on disposals of available for sale securities and an $8,000 loss on disposal of fixed assets) compared to $263,000 ($870,000 in net gains on disposals of available for sale securities, $604,000 impairment loss on nonmarketable equity securities and $3,000 in disposals of fixed assets) for 2009. Mortgage loan related revenue from brokered origination and loan sales increased by $648,000 to $1.6 million for 2010 compared to $923,000 in 2009. The low interest rate environment and an increased emphasis on this sector contributed to the 58 percent increase in revenue from mortgage operations. Service charges on deposit accounts and other customer related service fees increased by $171,000 or 10 percent to over $1.8 million from less than $1.7 million. Other noninterest income increased by $84,000 in 2010 compared to 2009 primarily due to higher levels of brokerage referral and check printing revenue.

Excluding the goodwill impairment charge recorded in Q4 2009, total non-interest expenses increased by $3.3 million or 14 percent from $23.7 million in 2009 to $27.0 million in 2010. Personnel expenses increased by $929,000 or 8 percent to $12.8 million in 2010 compared to $11.8 million in 2009. The increase is the result of the opening of two new branch offices in the Spring of 2009, additional headcount and increased commissions on loan originations in our mortgage area and the hiring of additional operational support staff. Occupancy expense rose by $447,000 or 13 percent as we expanded our Operations Center and had a full year of operating costs at the two new offices. Data processing expenses increased by $164,000 to $1.6 million in 2010 due to increased levels of accounts and stronger internet banking penetration. FDIC insurance premiums declined by $406,000 primarily due to the payment of a $493,000 special assessment in 2009.

Other noninterest expenses increased by $2.1 million or 48 percent from 2009 to 2010. Loan and collection expenses were $2.6 million in 2010, increasing by $1.9 million or 257 percent from the $725,000 in 2009. Loan and collection expenses included $1.5 million related to the acquisition and servicing of foreclosed and repossessed assets and $943,000 of valuation write-downs on foreclosed assets. These expenses were partially offset by $57,000 of net gains on disposal of foreclosed and repossessed assets. Increases in audit, other professional fees, advertising, telephone and professional dues were offset by decreases in office supplies, travel, postage and outside service fees.

Balance Sheet
Crescent Financial Corporation reported unaudited total assets at December 31, 2010 of $973.0 million. Total assets declined since December 31, 2009 by approximately 6 percent or $59.8 million. Gross loans held for investment decreased by $82.5 million or 11 percent from $759.3 million at December 31, 2009 to $676.8 million at December 31, 2010. Of the total decline, $18.6 million is attributed to transferring loans to foreclosed or repossessed assets, $18.1 million represents gross loan charge-offs and $8.1 million in notes were sold. The remaining $37.7 million of the decline resulted from payments and payoffs of approximately $91.5 million, net of $53.8 million in new loans.

The Company began evaluating its deferred tax asset beginning with the quarter ending September 30, 2010. Given the level of the provision for loan losses, and its impact on operating losses in 2010, the income tax benefit recorded during the fourth quarter of 2010 decreased by a $2.1 million valuation allowance on deferred tax assets due to realization considerations.

Although total deposits increased by only $1.7 million between December 31, 2009 and December 31, 2010, the mix of deposits changed significantly. Time deposits declined by $60.7 million, which includes a $47.4 million reduction in brokered deposits. Time deposits represented 52 percent of total deposits at December 31, 2010 compared to 61 percent at December 31, 2009. Total non-time deposits grew by $62.4 million during 2010 with interest-bearing checking, savings and non-interest checking increasing by $54.9 million, $6.7 million and $1.0 million, respectively. Money market account balances declined by $178,000 during the year.

Total borrowings declined by $52.0 million since December 31, 2009 the majority of which represented overnight borrowings. Liquidity generated through declines in both the loan and investment portfolios was used to reduce the most interest rate sensitive borrowings category. Total stockholders’ equity was $79.0 million at December 31, 2010 compared to $89.5 million at December 31, 2009. The net decrease was primarily related to the net loss for the year. The total risk-based capital ratios at the Company and Crescent State Bank were 12.57 percent and 12.27 percent, respectively, at December 31, 2010. Crescent State Bank exceeded “well capitalized” standards according to regulatory guidelines at December 31, 2010.

The Company deferred the payment of the regular quarterly cash dividend on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which the Company issued to the Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program. Under the terms of the TARP Preferred Stock, the Company is required to pay quarterly dividends at a rate of 5 percent per year for the first five years following the Treasury investment, after which the dividend rate automatically increases to 9 percent per year. The Company may defer dividend payments for up to six consecutive quarters without default or penalty, but  dividends are cumulative and accrue for payment in the future and are reported as preferred dividends for financial statement purposes.

The Company anticipates that it will elect to defer one or more future interest payments on its junior subordinated debentures related to outstanding trust preferred securities (TRUPs). Under the terms of the indenture governing the junior subordinated debentures, the Company may defer payments of interest for up to 20 consecutive quarterly periods without default or penalty. The regularly scheduled interest payments will continue to accrue for payment in the future and be reported as an expense for financial statement purposes.

While the Company and the Bank remain well capitalized under applicable regulatory guidelines, these actions were taken to preserve the Company’s ability to continue to serve as a source of strength to Crescent State Bank in light of the challenging economic environment. The deferral of these payments will be re-evaluated periodically and payment will be re-instated when appropriate and it is anticipated that preferred dividends and accrued but unpaid TRUPs interest payments will be brought current after the completion of the transactions contemplated by the Investment Agreement with Piedmont Community Bank Holdings, Inc.

Investment Agreement with Piedmont Community Bank Holdings, Inc.
The Company also announced today that it has entered into a definitive agreement with Raleigh-based Piedmont Community Bank Holdings, Inc. which provides for Piedmont to purchase 18,750,000 of newly issued shares of Crescent at $4.00 per share representing an investment of $75 million in Crescent Financial and therefore acquiring a majority interest in the Company.  In addition, the agreement provides for Piedmont to make a tender offer to Crescent's existing shareholders to purchase up to 6,442,105 shares, or 67% of currently outstanding Crescent common stock at a price of $4.75 per share.  The tender offer will commence shortly after all regulatory approvals for Piedmont's investment have been obtained and will be evidenced by individual mailings to Crescent's shareholders.  “We are excited about the opportunities that lie ahead for the shareholders with the increased capital infusion as well as enhanced benefits for our customers,” said Mike Carlton, President and CEO. Additional information regarding the investment agreement is available in the joint press release issued by Crescent and Piedmont Community Bank Holdings, Inc. today.

The Company also announced today that Bruce Howell has retired from the board of directors of Crescent.  Mike Carlton commented; “As a founding board member, Bruce was a valuable member of the board and we thank him for his years of service to the company.”

Crescent State Bank is a wholly owned subsidiary of Crescent Financial Corporation. The Company has total assets of $973.0 million, deposits of $724.4 million, and gross loans of $676.8 million as of December 31, 2010. The bank operates 15 full-service banking offices in the communities of Cary (2), Apex, Clayton, Garner, Holly Springs, Sanford, Southern Pines, Pinehurst, Raleigh (3), Knightdale and Wilmington (2), North Carolina. For more information, visit www.crescentstatebank.com.

Cautionary Statement
The investment discussed above involves the sale of securities in a private transaction that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that Act. Such securities may not be offered or sold absent registration or an applicable exemption from registration requirements. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-looking Statements
Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, delays in obtaining or failure to receive required regulatory approvals, including approval by the Board of Governors of the Federal Reserve System and the North Carolina Office of the Commissioner of Banks, the possibility that fewer than the required number of the Company’s shareholders vote to approve the investment, the occurrence of events that would have a material adverse effect on the Company as described in the investment agreement, the risk that the investment agreement could be terminated under circumstances that would require the Company to pay a termination fee of $3.0 million, and other uncertainties arising in connection with the proposed investment transaction. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed investment in the Company by Piedmont Community Bank Holdings, Inc. The Company will file a proxy statement and other documents regarding the proposed investment transaction described in this press release with the Securities and Exchange Commission (SEC). SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the proxy statement and other relevant documents free of charge at the SEC’s website, http://www.sec.gov, and the Company’s shareholders will receive information at an appropriate time on how to obtain the proxy statement and other transaction-related documents for free from the Company.

The Company and its directors, executive officers, certain members of management, and employees may have interests in the proposed investment transaction or be deemed to be participants in the solicitation of proxies of the Company’s shareholders to approve the proposed investment transaction. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Shareholders filed with the SEC on April 13, 2010. Shareholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the proposed transaction when it becomes available.

Crescent Financial Corporation
Financial Summary

(Amounts in thousands except share and per share data and prior quarters' information may have been reclassified)
INCOME STATEMENTS (unaudited)
	For the Three Month Period Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009

INTEREST INCOME
Loans	$10,020	$10,420	$11,496	$11,484	$11,900
Investment securities available for sale	1,689	1,844	1,857	1,936	2,064
Fed funds sold and other interest-earning deposits	9	13	8	5	12
Total Interest Income	11,718	12,277	13,361	13,425	13,976

INTEREST EXPENSE
Deposits	3,627	3,980	4,232	4,346	4,674
Short-term borrowings	31	58	124	206	228
Long-term debt	1,412	1,428	1,467	1,412	1,399
Total Interest Expense	5,070	5,466	5,823	5,964	6,301

Net Interest Income	6,648	6,811	7,538	7,461	7,675
Provision for loan losses	5,209	4,948	8,389	1,801	6,740
Net interest income (loss) after
provision for loan losses	1,439	1,863	(851)	5,660	935

Non-interest income
Mortgage loan origination income	107	68	111	193	187
Service charges and fees on deposit accounts	464	464	474	432	455
Earnings on life insurance	223	223	219	217	226
Gain on sale of available for sale securities	25	-	-	-	760
Loss on impairment of nonmarketable investment	-	-	-	-	(197)
Gain on sale of loans	490	409	149	44	75
Other	154	151	137	159	153
Total non-interest income	1,463	1,315	1,090	1,045	1,659

Non-interest expense
Salaries and employee benefits	3,361	3,223	3,050	3,130	2,816
Occupancy and equipment	1,039	998	994	957	936
Data processing	414	388	393	386	308
FDIC deposit insurance premium	500	429	275	309	587
Impairment of goodwill	-	-	-	-	30,233
Other	1,678	1,598	2,443	1,404	1,262
Total non-interest expense	6,992	6,636	7,155	6,186	36,142

Income (loss) before income taxes	(4,090)	(3,458)	(6,916)	519	(33,548)
Income taxes	433	(1,574)	(2,906)	(23)	(1,501)

Net income (loss)	(4,523)	(1,884)	(4,010)	542	(32,047)
Effective dividend on preferred stock	425	423	421	419	604
Net income (loss) attributable common shareholders	$(4,948)	$(2,307)	$(4,431)	$123	$(32,651)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.52)	$(0.24)	$(0.46)	$0.01	$(3.41)
Diluted	$(0.52)	$(0.24)	$(0.46)	$0.01	$(3.41)

COMMON SHARE DATA

Book value per common share	$5.76	$6.45	$6.62	$7.00	$6.92
Tangible book value per common share	$5.69	$6.37	$6.54	$6.92	$6.83
Ending shares outstanding	9,664,059	9,664,059	9,664,059	9,626,559	9,626,559
Weighted average common shares outstanding - basic	9,581,390	9,581,390	9,581,390	9,574,264	9,569,290
Weighted average common shares outstanding - diluted	9,581,390	9,581,390	9,581,390	9,587,748	9,569,290

PERFORMANCE RATIOS (annualized)
Return on average assets	-1.85%	-0.77%	-1.60%	0.21%	-12.00%
Return on average equity	-21.13%	-8.49%	-17.75%	2.36%	-103.58%
Yield on earning assets	5.24%	5.45%	5.82%	5.78%	5.75%
Cost of interest-bearing liabilities	2.46%	2.63%	2.78%	2.80%	2.87%
Tax equivalent net interest margin	3.03%	3.08%	3.33%	3.27%	3.21%
Efficiency ratio	86.21%	81.66%	82.92%	72.72%	387.22%
Net loan charge-offs	1.45%	2.96%	3.73%	1.38%	1.53%

(Amounts in thousands except share and per share data and prior years' information may have been reclassified)
INCOME STATEMENTS (unaudited)
	For the Twelve Month Period Ended
	December 31,	December 31,
	2010	2009

INTEREST INCOME
Loans	$43,420	$47,990
Investment securities available for sale	7,326	8,203
Fed funds sold and other interest-earning deposits	34	14
Total Interest Income	50,780	56,207

INTEREST EXPENSE
Deposits	16,185	19,870
Short-term borrowings	418	1,705
Long-term debt	5,719	5,046
Total Interest Expense	22,322	26,621

Net Interest Income	28,458	29,586
Provision for loan losses	20,347	11,526
Net interest income after
provision for loan losses	8,111	18,060

Non-interest income
Mortgage loan origination income	479	923
Service charges and fees on deposit accounts	1,834	1,663
Earnings on life insurance	884	886
Gain on sale of available for sale securities	25	870
Loss on impairment of nonmarketable investment	-	(604)
Gain on sale of loans	1,092	75
Other	599	515
Total non-interest income	4,913	4,328

Non-interest expense
Salaries and employee benefits	12,763	11,835
Occupancy and equipment	3,989	3,542
Data processing	1,582	1,418
FDIC deposit insurance premium	1,513	1,919
Impairment of Goodwill	-	30,233
Other	7,121	4,996
Total non-interest expense	26,968	53,943

Income (loss) before income taxes	(13,944)	(31,555)
Income taxes	(4,070)	(1,329)

Net income (loss)	(9,874)	(30,226)
Effective dividend on preferred stock	1,689	1,617
Net income (loss) attributable to common shareholders	$(11,563)	$(31,843)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(1.21)	$(3.33)
Diluted	$(1.21)	$(3.33)

Weighted average common shares outstanding - basic	9,579,633	9,569,290
Weighted average common shares outstanding - diluted	9,579,633	9,569,290

PERFORMANCE RATIOS (annualized)
Return on average assets	-1.00%	-2.85%
Return on average equity	-11.18%	-24.85%
Yield on earning assets	5.59%	5.79%
Cost of interest-bearing liabilities	2.67%	3.05%
Tax equivalent net interest margin	3.18%	3.09%
Efficiency ratio	80.81%	159.06%
Net loan charge-offs	2.38%	0.84%

(Amounts in thousands)
CONSOLIDATED BALANCE SHEETS (unaudited)
	December 31	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009 (a)
ASSETS
Cash and due from banks	$8,373	$8,019	$10,895	$9,964	$9,285
Interest earning deposits with banks	2,663	1,491	2,160	884	4,617
Federal funds sold	38,070	20,155	15,930	15,785	17,825
Investment securities available for sale at fair value	181,916	186,562	186,128	188,609	193,123
Loans held for sale	5,690	2,039	1,317	138	-
Loans	676,803	694,450	709,443	744,484	759,348
Allowance for loan losses	(20,702)	(18,049)	(18,348)	(16,807)	(17,567)
Net Loans	656,101	676,401	691,095	727,677	741,781
Accrued interest receivable	3,995	3,682	4,150	4,121	4,260
Federal Home Loan Bank stock	10,522	10,933	11,777	11,777	11,777
Bank premises and equipment	11,586	11,743	11,972	12,002	11,861
Investment in life insurance	18,483	18,277	18,068	17,863	17,658
Other intangibles	693	726	760	793	826
Foreclosed assets	15,524	15,205	16,072	8,128	6,306
Other assets	19,402	17,275	15,401	13,394	13,486

Total Assets	$973,018	$972,508	$985,725	$1,011,135	$1,032,805

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand	$62,044	$61,962	$61,525	$55,421	$61,042
Savings	64,773	65,681	65,653	61,894	58,086
Money market and NOW	220,749	200,764	191,240	182,702	165,994
Time	376,817	388,641	403,807	413,740	437,513
Total Deposits	724,383	717,048	722,225	713,757	722,635

Short-term borrowings	7,000	7,000	22,000	57,000	74,000
Long-term debt	157,748	157,748	149,748	145,748	142,748
Accrued expenses and other liabilities	4,872	5,145	4,657	4,158	3,902
Total Liabilities
	894,003	886,941	898,630	920,663	943,285
STOCKHOLDERS’ EQUITY
Preferred stock	23,380	23,266	23,154	23,043	22,935
Common stock	9,664	9,664	9,664	9,627	9,627
Warrant	2,367	2,367	2,367	2,367	2,367
Additional paid-in capital	74,634	74,597	74,560	74,562	74,530
Retained earnings (deficit)	(32,917)	(27,969)	(25,662)	(21,231)	(21,354)
Accumulated other comprehensive income	1,887	3,642	3,012	2,104	1,415

Total Stockholders' Equity	79,015	85,567	87,095	90,472	89,520

Total Liabilities and Stockholders' Equity	$973,018	$972,508	$985,725	$1,011,135	$1,032,805
( a ) Derived from audited consolidated financial statements.

CAPITAL RATIOS

Tangible equity to tangible assets	8.06%	8.73%	8.77%	8.88%	8.59%
Tangible common equity to tangible assets	5.65%	6.34%	6.41%	6.60%	6.37%
Tier 1 leverage ratio (current quarter estimate)	8.35%	9.20%	9.25%	9.49%	9.03%
Tier 1 risk-based capital ratio (current quarter estimate)	10.34%	11.36%	11.44%	11.63%	11.37%
Total risk-based capital ratio (current quarter estimate)	12.57%	13.57%	13.65%	13.80%	13.53%

ASSET QUALITY RATIOS (in thousands)

	December 31	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009 (a)

Non accrual loans	$30,569	$30,662	$11,934	$29,410	$18,134
Accruing loans > 90 days past due	-	-	-	-	381
Total nonperforming loans	30,569	30,662	11,934	29,410	18,515
Other real estate owned & repossessions	15,524	15,205	16,072	8,128	6,306
Total nonperforming assets	$46,093	$45,867	$28,006	$37,538	$24,821
Allowance for loan losses to loans	3.06%	2.60%	2.59%	2.26%	2.31%
Nonperforming loans to total loans	4.52%	4.42%	1.68%	3.95%	2.44%
Nonperforming assets to total assets	4.74%	4.71%	2.84%	3.71%	2.40%
Restructured not included in categories above	7,540	5,648	11,451	12,368	13,691

	Nonperforming Loan Analysis
	December 31, 2010		December 31, 2009
	Outstanding	Percentage	Outstanding	Percentage
	Loan	of Total	Loan	of Total
	Balance	Loans	Balance	Loans
Construction and A&D	$16,835	2.49%	$7,073	0.93%
Commercial real estate	7,633	1.13%	4,655	0.61%
Residential mortgage	4,166	0.62%	2,758	0.36%
Home equity lines and loans	1,314	0.19%	1,314	0.17%
Commercial and industrial	616	0.09%	2,706	0.35%
Consumer	5	0.00%	9	0.00%
Totals	$30,569	4.52%	$18,515	2.43%

	Nonperforming Loans by Region
	As of December 31, 2010
				Nonperforming
		% of Total		Loans to
	Loans	Loans	Nonperforming	Loans
	Outstanding	Outstanding	Loans	Outstanding

Triangle Region	$393,506	58.08%	$17,073	4.34%
Sandhills Region	106,885	15.78%	6,337	5.93%
Wilmington Region	177,112	26.14%	7,159	4.04%

Totals	$677,503	100.00%	$30,569	4.52%

AVERAGE BALANCES, INTEREST AND YIELDS/COSTS (in thousands)

	For the Three Months Ended
	December 31, 2010			September 30, 2010			December 31, 2009
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest-earnings assets
Loan portfolio	$697,045	$10,020	5.70%	$704,177	$10,420	5.87%	$765,298	$11,900	6.17%
Investment securities	189,922	1,689	4.28%	191,714	1,844	4.57%	202,905	2,064	4.57%
Fed funds and other interest-earning	21,468	8	0.15%	19,278	13	0.27%	12,668	11	0.34%
Total interest-earning assets	908,435	11,717	5.24%	915,169	12,277	5.45%	980,871	13,975	5.75%
Noninterest-earning assets	61,440			61,465			78,996
Total Assets	$969,875			$976,634			$1,059,867

Interest-bearing liabilities
Interest-bearing NOW	$141,015	791	2.23%	$130,712	845	2.56%	$79,757	459	2.28%
Money market and savings	133,767	354	1.05%	130,824	351	1.06%	132,897	421	1.26%
Time deposits	378,334	2,484	2.60%	394,895	2,784	2.80%	439,569	3,794	3.42%
Short-term borrowings	7,000	31	1.76%	12,174	58	1.89%	77,287	228	1.17%
Long-term debt	157,748	1,410	3.50%	155,313	1,428	3.60%	140,792	1,399	3.94%
Total interest-bearing liabilities	817,864	5,070	2.46%	823,918	5,466	2.63%	870,302	6,301	2.87%
Non-interest bearing deposits	62,364			60,301			62,777
Other liabilities	4,679			4,334			4,040
Total Liabilities	884,907			888,553			937,119
Stockholders' Equity	84,968			88,081			122,748
Total Liabilities & Stockholders' Equity	$969,875			$976,634			$1,059,867

Net interest income		$6,647			$6,811			$7,674
Interest rate spread			2.78%			2.82%			2.88%
Tax equivalent net interest-margin			3.03%			3.08%			3.21%

Percentage of average interest-earning assets to average interest-bearing liabilities			111.07%			111.08%			112.70%

	For the Twelve Months Ended
	December 31, 2010			December 31, 2009
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest-earnings assets
Loan portfolio	$722,150	$43,420	6.01%	$777,275	$47,989	6.17%
Investment securities	193,819	7,326	4.37%	201,204	8,203	4.51%
Fed funds and other interest-earning	15,255	34	0.22%	7,177	14	0.20%
Total interest-earning assets	931,224	50,780	5.57%	985,656	56,206	5.79%
Noninterest-earning assets	56,326			75,317
Total Assets	$987,550			$1,060,973

Interest-bearing liabilities
Interest-bearing NOW	$121,589	3,061	2.52%	$60,556	1,053	1.74%
Money market and savings	132,053	1,503	1.14%	134,885	1,848	1.37%
Time deposits	401,338	11,621	2.90%	449,844	16,970	3.77%
Short-term borrowings	28,249	419	1.48%	102,227	1,705	1.67%
Long-term debt	152,910	5,718	3.74%	126,255	5,045	4.00%
Total interest-bearing liabilities	836,139	22,322	2.67%	873,767	26,621	3.05%
Non-interest bearing deposits	58,889			62,248
Other liabilities	4,178			3,331
Total Liabilities	899,206			939,346
Stockholders' Equity	88,344			121,627
Total Liabilities & Stockholders' Equity	$987,550			$1,060,973

Net interest income		$28,458			$29,585
Interest rate spread			2.90%			2.74%
Tax equivalent net interest-margin			3.18%			3.09%

Percentage of average interest-earning assets to average interest-bearing liabilities			111.37%			112.81%